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                                                                EXHIBIT 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Administrative Committee
Wolverine Tube, Inc. Savings Plan:


We consent to the incorporation by reference in Registration Statement No. 33-87678 on Form S-8 of Wolverine Tube, Inc. of our report dated June 22, 2006, with respect to the statements of net assets available for benefits (modified cash basis) of Wolverine Tube, Inc. Savings Plan as of December 31, 2005 and 2004, the related statements of changes in net assets available for benefits (modified cash basis) for the years then ended, and the related supplemental schedule (modified cash basis), Schedule H, Line 4i - Schedule of Assets (Held at End of Year), as of December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 11-K of Wolverine Tube, Inc. Savings Plan.

Our report includes an explanatory paragraph that states that the financial statements and supplemental schedule were prepared on the modified cash basis of accounting, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.



                                                          /s/ KPMG LLP


Birmingham, Alabama
June 28, 2006